American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Welcomes Bruce Larson as Exploration Manager for Arkose Mining Venture

Casper, Wyoming, May 22, 2008 – Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce the hiring of Mr. Bruce Larson to the Casper, Wyoming Operations Office as Exploration Manager for the Arkose Mining Venture.

Mr. Larson began his career in Casper, Wyoming with Rocky Mountain Energy Company as staff development geologist working on uranium solution mining at the Nine Mile Lake and Reno Creek projects. In 1979, he became the uranium production geologist for the solution mining group and assisted in development of the pilot projects at both mine areas.

Mr. Larson later joined Burton/Hawks, Inc. as a petroleum geologist and was assigned to prospect generation and field development in the Rocky Mountain region. He was an independent consulting geologist from 1986 to 1988. From 1988 to 1992, Mr. Larson was Exploration/Operations Manager for Hawks Industries, Inc. He became an independent consulting geologist again in 1992 and has been consulting since that time. Throughout his career, Mr. Larson has continued to develop prospects, evaluate projects and leases, and provide well site supervision. He has also been involved in the exploration and development of coal bed methane in the Powder River Basin of Wyoming.

Mr. Larson graduated from the University of Northern Colorado in 1978 with a Bachelor of Arts degree in Geology and Earth Science Education. Mr. Larson has been a member of the American Association of Petroleum Geologists for over 25 years and a Certified Petroleum Geologist since 1989. He is a registered professional geologist in the State of Wyoming and was on the Wyoming Board of Professional Geologists where he at one time served as chairman. In addition, Mr. Larson has also served as President of the Wyoming Geological Association, President of the Wyoming section of the American Institute of Professional Geologists, and President of the Casper Petroleum Club.

About Uranerz and the Arkose Mining Venture

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 114,900 acres (179 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques. The Company has implemented an aggressive drill program for 2008 utilizing up to five drill rigs and two electric log probing units, with a potential total of 1,500 holes drilled.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Complex, which, when licensed and constructed, will consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. The U.S. Nuclear Regulatory Commission has accepted the Company’s federal license application to advance to the next formal review phase of undergoing a detailed technical and environmental review. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Complex is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to resource estimates, permitting and development activities, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.